Exhibit 10.15

Final BD Milestones for-G.Gum

March 2007 – March 2008

Milestones:

1)	Execute Worldwide Reseller partnership with Nortel for ANDA products (demonstrable contract)

2)	Formal designation by British Telecom, of a revenue contract exceeding $10M for ANDA products

3)	Executed contract with a wireless carrier deal for backhaul applications with ANDA products (demonstrable contract with wireless carrier)

4)	Execute 3 contracts with Tier 2 carriers, defined as the carriers listed in the Total Telecom 2006 top 25 Worldwide carriers for selection of ANDA products

Payout:

Each milestone is based on value to the company as follows:

1)	$35K

2)	$30K

3)	$20K

4)	$10K per 3 carriers signed

B. Should Milestones #1 and #2 not be achieved, ANDA will reimburse up to $10K out-of-pocket medical expenditures

Approved

/s/ Charles Kenmore	4/25/07